Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Cancer Genetics, Inc. of our report dated March 10, 2016, relating to the consolidated financial statements of Cancer Genetics, Inc. and Subsidiaries appearing in the Annual Report on Form 10-K of Cancer Genetics, Inc. for the year ended December 31, 2015.

/s/ RSM US LLP

New York, NY
November 14, 2016